Exhibit 99.1
NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com
FOR IMMEDIATE RELEASE

Gastar Exploration Announces Increase in Borrowing Base

HOUSTON, October 5, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) announced today that its borrowing base under the Second Amendment to the Company’s Amended and Restated Credit Agreement has been increased to $47.5 million.  The borrowing base had previously been reduced from $47.5 million to $40.0 million primarily as a result of delays in returning the Belin #1 well to production following recompletion efforts.

J. Russell Porter, Gastar’s President and Chief Executive Officer, stated, “We are pleased with the  bank group’s decision to return our borrowing base to its previous level following our recent ramp-up in production.  With the expected funding from our new joint venture in the Marcellus Shale, we do not expect to draw heavily on this facility in the near future.  However, the increase in borrowing capacity gives us additional flexibility to pursue our current capital plans or new opportunities as they arise.”

The credit facility has a scheduled maturity date of January 2, 2013 and is subject to semi-annual borrowing base redeterminations.  For additional information about the credit facility, please refer to the Company’s prior press releases and filings with the SEC.

About Gastar Exploration
Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

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